                                                                     EXHIBIT 3.1

                                  "APPENDIX A"


                          CERTIFICATE OF INCORPORATION

                                       OF

                       NEW AMERICAN HEALTHCARE CORPORATION


         FIRST: The name of the Corporation (hereinafter called the "Corporation") is NEW AMERICAN HEALTHCARE CORPORATION.

         SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 9 East Loockerman Street, Dover, Delaware 19901, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

         THIRD: The nature of the business or purposes of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         FOURTH:

         1. The maximum number of shares of stock which the Corporation shall have the authority to issue is fifty million (50,000,000) shares of Common Stock, having a par value of $.01 per share, which shares shall not be subject to any preemptive rights, one million (1,500,000) shares of Non-Voting Common Stock having a par value of $.01 per share, which shares shall not be subject to any preemptive rights and ten million (10,000,000) shares of undesignated preferred stock having a par value of $.01 per share.


         2. Pursuant to the Delaware General Corporation Law, a statement of the designations, powers, preferences and rights, and the qualifications, limitations and restrictions thereof, in respect of each class of capital stock is as follows:

         A.       PREFERRED STOCK

         The Board of Directors is hereby expressly authorized at any time, and from time to time, to provide for the issuance of shares of preferred stock in one or more series, with such voting powers, full or limited, or no voting powers, and with such designations, preferences and relative, participating, optional or other rights, and qualifications or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by a majority of the Board of Directors then in office


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and the certificate of designations filed under the Delaware General
Corporation Law setting forth such resolution or resolutions, including (without limiting the generality thereof) the following as to each such series:

         (i)      the designation of such series;

         (ii) the dividends, if any, payable with respect to such series, the rates or basis for determining such dividends, any conditions and dates upon which such dividends shall be payable, the preferences, if any, of such dividends over, or the relation of such dividends to, the dividends payable on the Common Stock or any other series of preferred stock, whether such dividends shall be noncumulative or cumulative, and, if cumulative, the date or dates from which such dividends shall be cumulative;

         (iii) whether shares of such series shall be redeemable at the option of the Board of Directors or the holder, or both, upon the happening of a specified event and, if redeemable, whether for cash, property or rights, including securities of the Corporation, the time, prices or rates and any adjustment and other terms and conditions of such redemption;

         (iv) the terms and amount of any sinking, retirement or purchase fund provided for the purchase or redemption of shares of such series;

          (v) whether shares of such series shall be convertible into or exchangeable for shares of Common Stock or any other series of preferred stock, at the option of the Corporation or of the holder, or both, or upon the happening of a specified event and, if provision be made for such conversion or exchange, the terms, prices, rates, adjustments and any other terms and conditions thereof;

         (vi) the extent, if any, to which the holders of shares of such series shall be entitled to vote with respect to the election of directors or otherwise, including, without limitation, the extent, if any, to which such holders shall be entitled, voting as a series or as a part of a class, to elect one or more directors upon the happening of a specified event or otherwise;

         (vii) the restrictions, if any, on the issue or reissue of shares of such series or any other series;

         (viii) the extent, if any, to which the holders of shares of such series shall be entitled to preemptive rights; and

         (ix) the rights of the holders of shares of such series upon the liquidation of the Corporation or any distribution of its assets.


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         B.       COMMON STOCK

         (i) Voting Rights. All holders of Common Stock shall be entitled to notice of any stockholders' meeting. Subject to the provisions of any applicable law and except as otherwise provided in this Certificate of Incorporation or by the resolution or resolutions providing for the issue of shares of preferred stock, all voting rights shall be vested solely in the Common Stock. The holders of shares of Common Stock shall be entitled to vote upon the election of directors and upon any other matter submitted to the stockholders for a vote. Each share of Common Stock issued and outstanding shall be entitled to one noncumulative vote. A fraction of a share of Common Stock shall not be entitled to any voting rights whatsoever.

         (ii) Dividends and Distributions. No payment of dividends or distributions shall be made to the holders of shares of Common Stock unless and until the holders of shares of preferred stock receive any preferential amounts to which they are entitled under this Article or in the resolution or resolutions providing for the issue of shares of preferred stock. Subject to the limitation set forth in the preceding sentence of this Paragraph (i) and except as otherwise provided by this Certificate of Incorporation or in the resolution or resolutions providing for the issue of shares of preferred stock, the holders of shares of Common Stock shall be entitled to receive such dividends and distributions as may be declared upon such shares of Common Stock, from time to time by a resolution or resolutions adopted by the Board of Directors.

         (iii) Liquidation, Dissolution or Winding Up. Except as otherwise provided in this Certificate of Incorporation and subject to the rights of holders, if any, of preferred stock to receive preferential liquidation distributions to which they are entitled under this Article or under the resolution or resolutions providing for the issue of shares of preferred stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation, all assets of the Corporation shall be shared pro rata among the holders of the Common Stock.

         C.       NON-VOTING COMMON STOCK

                  (i) Voting Rights. The holders of shares of Class B Common Stock shall not be entitled to vote on any matter to be voted on by the stockholders of the Corporation.

                  (ii) Dividends. No payment of dividends or distributions shall be made to the holders of shares of Non-Voting Common Stock unless and until the holders of shares of preferred stock receive any preferential amounts to which they are entitled under this Article or in the resolution or resolutions providing for the issue of shares of preferred stock.


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Subject to the limitation set forth in the preceding sentence of this Paragraph
(ii) and except as otherwise provided by this Certificate of Incorporation or in the resolution or resolutions providing for the issue of shares of preferred stock, the holders of shares of Non-Voting Common Stock shall be entitled to receive such dividends and distributions as may be declared upon such shares of Non-Voting Common Stock, from time to time by a resolution or resolutions adopted by the Board of Directors. Such dividends shall be equal in amount per share to dividends declared on Common Stock; provided, however, that in the event that the holders of Common Stock receive a dividend payable in shares of Common Stock or other securities convertible into or exchangeable for shares of Common Stock, then holders of Non-Voting Common Stock shall receive a number of shares of Non-Voting Common Stock or of such other securities which is equal to the number of shares of Non-Voting Common Stock or such other securities which they would, but for this proviso, have received pursuant to this paragraph (ii).

                  (iii) Liquidation. Except as otherwise provided in this Certificate of Incorporation and subject to the rights of holders, if any, of preferred stock to receive preferential liquidation distributions to which they are entitled under this Article or under the resolution or resolutions providing for the issue of shares of preferred stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and liabilities of the Corporation, all assets of the Corporation shall be shared pro rata among the holders of the Common Stock and the Non-Voting Common Stock based upon the number of shares held by them, in all remaining assets of the Corporation available for distribution to its stockholders.

                  (iv)     Conversion.

                  (a) Right to Convert. Subject to the terms and conditions of this paragraph iv, the holder of any share or shares of Non-Voting Common Stock shall have the right, at its option, at any time, to convert any such shares of Non-Voting Common Stock (except that upon any liquidation, dissolution or winding up of the Corporation the right of conversion shall terminate at the close of business on the last full business day next preceding the date fixed for payment of the amount distributable on Non-Voting Common Stock) into an equal number of fully paid and nonassessable whole shares of Common Stock; provided, however, that such conversion will not be permitted hereunder, and the Corporation shall not be required to convert any shares of Non-Voting Common Stock into Common Stock, to the extent that, at the date upon which such conversion is deemed to take place as provided in subparagraph (iv)(b) below, the WCAS Group (as hereinafter defined) would, but for the limitation contained in this proviso, hold, or otherwise have voting control over, in aggregate, more than 49% of the voting securities of the Corporation outstanding at such time, after taking into account the shares of Common Stock issuable upon such conversion. Such rights of conversion shall be exercised by the holder thereof by giving written notice that the holder elects to convert a stated number of shares of Non-Voting Common Stock into Common Stock and by surrender of a certificate or certificates


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for the shares so to be converted to the Corporation at its principal office (or such other office or agency of the Corporation as the Corporation may designate by notice in writing to the holder or holders of Non-Voting Common Stock) at any time during its usual business hours on the date set forth in such notice, together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

                  (b) Issuance of Certificates; Time Conversion Effected. Promptly after the receipt of the written notice referred to in subparagraph
(iv)(a) and surrender of the certificate or certificates for the share or shares of Non-Voting Common Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder, registered in such name or names as such holder may direct, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such share or shares of Non-Voting Common Stock. To the extent permitted by law, such conversion shall be deemed to have been effected immediately prior to the close of business on the date on which such written notice shall have been received by the Corporation and the certificate or certificates for such share or shares shall have been surrendered as aforesaid, and at such time the rights of the holder of such share or shares of Non-Voting Common Stock shall cease, and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

                  (c) Fractional Share; Dividends; Partial Conversion. Fractional shares may be issued upon conversion of Non-Voting Common Stock into Common Stock. No payment or adjustment shall be made upon any conversion on account of any cash dividends or the Common Stock issued upon such conversion. At the time of each conversion, the Corporation shall pay in cash an amount equal to all dividends accrued and unpaid on the shares surrendered for conversion to the date upon which such conversion is deemed to take place as provided in subparagraph (iv)(b) above. In case the number of shares of Non-Voting Common Stock represented by the certificate or certificates surrendered pursuant to subparagraph (iv)(a) exceeds the number of shares converted, the Corporation shall, upon such conversion, execute and deliver to the holder thereof, at the expense of the Corporation, a new certificate or certificates for the number of shares of Non-Voting Common Stock represented by the certificate or certificates surrendered which are not to be converted.

                  (d) Subdivision or Combination of Stock. In case the Corporation shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, then the Non-Voting Common Stock shall be proportionately subdivided, and conversely, in case the outstanding shares of Common Stock shall be combined into a smaller number of shares, then the number of shares of Non-Voting Common Stock immediately prior to such combination shall be proportionately reduced. Upon any such event, the Corporation shall give written notice thereof, by first class mail, postage prepaid,


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addressed to each holder of shares of Common Stock at the address of such holder as shown on the books of the Corporation.

                  (e) Reorganization or Reclassification. If any capital reorganization or reclassification of the capital stock of the Corporation or any consolidation or merger of the Corporation with another corporation, or the sale of all or substantially all its assets to another corporation, shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or assets with respect or in exchange for Common Stock, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provisions shall be made whereby each holder of a share or shares of Non-Voting Common Stock shall thereafter have the right to receive, upon the basis and upon the terms and conditions specified herein and in lieu of the shares of Common Stock immediately theretofore receivable upon the conversion of such share or shares of Non-Voting Common Stock, such shares of stock, securities or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of Common Stock equal to the number of shares of such stock immediately theretofore so receivable had such reorganization, reclassification, consolidation, merger or sale not taken place, and in any such case appropriate provision shall be made with respect to the rights and interests of such holder to the end that the provisions hereof (including, without limitation, provisions for adjustments of the number of shares of Common Stock issuable upon conversion of Non-Voting Common Stock) shall thereafter be applicable, as nearly as may be, in relation to any shares of stock, securities or assets thereafter deliverable upon such conversion. In the event of a merger or consolidation of the Corporation as a result of which a greater or lesser number of shares of common stock of the surviving corporation are issuable to holders of Common Stock outstanding immediately prior to such merger or consolidation, the number of shares of Common Stock issuable upon conversion of Non-Voting Common Stock in effect immediately prior to such merger or consolidation shall be adjusted in the same manner as though there were a subdivision or combination of all outstanding shares of Common Stock. The Corporation will not effect any such consolidation, merger or sale, unless prior to the consummation thereof the success or corporation (if other than the corporation) resulting from such consolidation or merger or the corporation purchasing such assets shall assume, by written instrument executed and mailed or delivered to each holder of Non-Voting Common Stock at the last address of such holder appearing on the books of the Corporation, the obligation to deliver to such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to receive.

                  (f) Notice of Adjustment. Upon any adjustment made pursuant to subparagraph (iv)(e), then and in each such case the Corporation shall give written notice thereof, by first class mail, postage prepaid, addressed to each holder of shares of Non-Voting Common Stock at the address of such holder as shown on the books of the Corporation, which notice shall state the stock, securities or assets issuable upon conversion of the Non-Voting Common Stock resulting from such adjustment, setting forth


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in reasonable detail the method of calculation and the facts upon which such calculation is based.

                  (g)      Other Notices.  In case at any time:

                  (1) the Corporation shall declare any dividend upon its Common Stock payable in cash or stock or make any other distribution to the holders of its Common Stock;

                  (2) the Corporation shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights;

                  (3) there shall be any capital reorganization or reclassification of the capital stock of the Corporation, or a consolidation or merger of the Corporation with, or a sale of all or substantially all its assets to, another corporation; or

                  (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Corporation,

then, in any one or more of said cases, the Corporation shall give, by first class mail, postage prepaid, addressed to each holder of any shares of Non-Voting Common Stock at the address of such holder as shown on the books of the Corporation, (A) at least 20 days' prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, and (B) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, at least 20 days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (A) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with the foregoing clause (B) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be.

                  (h) Stock to be Reserved. The Corporation will at all times reserve and keep available out of its authorized Common Stock or its treasury shares, solely for the purpose of issue upon the conversion of the Non-Voting Common Stock as herein provided such number of shares of Common Stock as shall then be issuable upon the conversion of all outstanding shares of Non-Voting Common Stock. The Corporation covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and


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fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof. The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange upon which the Common Stock of the Corporation may be listed. The Corporation will not take any action which results in any adjustment of the number of shares of Common Stock issuable upon conversion of the Non-Voting Common Stock if the total number of shares of Common Stock and issuable after such action upon conversion of the Non-Voting Common Stock would exceed the total number of shares of Common Stock then authorized by the Corporation's Certificate of Incorporation.

                  (i) No Reissuance of Common Stock. Shares of Non-Voting Common Stock which are converted into shares of Class A Common Stock as provided herein shall not be reissued.

                  (j) Issue Tax. The issuance of certificates for shares of Class A Common Stock upon conversion of the Non-Voting Common Stock shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Non-Voting Common Stock which is being converted.

                  (k) Closing of Books. The Corporation will at no time close its transfer books against the transfer of any Non-Voting Common Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Non-Voting Common Stock in any manner which interferes with the timely conversion of such Non-Voting Common Stock.

                  (l) Transfer of Non-Voting Common Stock. Any shares of Non-Voting Common Stock that are transferred to any non-affiliate of WCAS Group shall immediately and automatically convert to Common Stock, and all conditions of such conversion shall be in accordance with this paragraph (iv)

                  (m) Definitions. Capitalized terms not otherwise defined but used in this Article Fourth have the meanings set forth below:

                  "AFFILIATE" means with respect to any Person, any other Person, directly or indirectly controlling, controlled by or under common control with such Person. For the purpose of the above definition, the term "control" (including with correlative meaning, the terms "controlling", "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the owner to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or otherwise.


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                  "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

                  "WCAS GROUP" means Welsh, Carson, Anderson & Stowe VII, L.P., WCAS Capital Partners, L.P., WCAS Healthcare Capital Partners, L.P. and affiliates of each of the foregoing.

         3. Except as otherwise provided in this Certificate of Incorporation or by applicable law, the Corporation's capital stock, regardless of class, may be issued for such consideration and for such corporate purposes as the Board of Directors may from time to time determine by a resolution or resolutions adopted by a majority of the Board of Directors then in office.

         FIFTH:   The name and the mailing address of the incorporator are as follows:

         NAME                                        MAILING ADDRESS
         ----                                        ---------------

   Susan V. Sidwell                                  1800 First American Center
                                                     315 Deaderick Street
                                                     Nashville, Tennessee  37238

         SIXTH:   The Corporation shall have perpetual existence.

         SEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors, or any class of them, and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under ss.291 of Title 8 of the Delaware Code, or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under ss.279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.


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         EIGHTH:

         1. The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.

         2.       The Board of Directors shall be comprised of not less than six
(6) or more than twelve (12) members, the exact numbers to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of directors then in office. The number of directors of the Corporation may be increased or decreased outside of this range only in the following manner:

         A. By a majority of the shareholders of the Corporation entitled to vote if the then existing Board of Directors of the Corporation unanimously approve the proposed increase or decrease in members; or

         B. By a vote of the holders of 70% or more of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors voting together as a single class.

         Notwithstanding anything contained in the Bylaws or this Certificate of Incorporation of the Corporation to the contrary, the affirmative vote of the holders of at least 70% of the voting power of all of the shares of stock of the Corporation entitled to vote generally in the election of directors voting together as a single class shall be required to alter, amend or repeal this
Section 2 or adopt any provision inconsistent therewith.

         3. The Board of Directors shall be divided into three classes, designated Class 1, Class 2 and Class 3. Each class shall consist, as nearly as may be possible, of one-third of the number of directors constituting the Board of Directors. The term of office for Class 1 directors will first expire at the annual meeting of stockholders for 1999; the term of office of Class 2 directors will first expire at the annual meeting of stockholders for 2000; and the term of office of Class 3 directors will first expire at the annual meeting of stockholders for 2001, and in each case until their successors are duly elected and qualified. At each annual meeting of stockholders commencing with the first annual meeting of stockholders, successors to the class of directors whose terms expire at the annual meeting of stockholders shall be elected by stockholders for a three-year term and until their successors are duly elected and qualified. Except as otherwise provided herein or in the Bylaws, increases in the size of the Board of Directors shall be distributed among the classes so as to render the class as nearly equal in size as possible. Whenever the holders of preferred stock issued pursuant to this Certificate of Incorporation or the resolution or resolutions adopted by a majority of the Board of Directors then in office providing for the issue of shares of preferred stock shall have the right, voting as a separate class, to elect directors, the election, term of office, filling of vacancies and other terms of such directorships shall be governed by the terms of this Certificate of Incorporation or such resolution or resolutions, as the case may be, and such directorships shall not be


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divided into serial classes or otherwise subject to this Section 3 unless expressly so provided therein.

         4. One or more directors or the entire Board of Directors of the Corporation may be removed at any time for "cause" by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class). "Cause," for purposes of this section shall be
(i) any fraudulent or dishonest act or activity by the director; or (ii) behavior materially detrimental to the business of the Corporation.

         5. Whenever the Corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the Corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock which is denied voting power under the provisions of this Certificate of Incorporation shall entitle the holder thereof to the right to vote at any meeting of stockholders except as otherwise provided by applicable law; provided, that no share of any such class which is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

         NINTH:   The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by paragraph (7) of clause (b) of ss.102 of the Delaware General Corporation Law, as the same may be amended or supplemented. The provisions of this Article Ninth are not intended to, and shall not, limit, supersede or modify any other defense available to a director under applicable law. Any repeal or modification of this Article Ninth by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

         TENTH:

         1. The Corporation shall, to the fullest extent permitted by ss.145 of the Delaware General Corporation Law, as the same may be amended or supplemented (but in the case of any such amendment or supplement, only to the extent that such amendment or supplement permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment or supplement), indemnify any and all directors and officers whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section, and the indemnification provided for herein shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such person. The Corporation may, in its sole discretion and to the fullest extent permitted by ss.145 of the Delaware General Corporation Law, as the same may be amended or supplemented, indemnify any and all employees and agents whom it shall have power to indemnify under said section from and against any


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and all of the expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall continue as to a person who has ceased to be an employee or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

         2. The Corporation shall pay the expenses incurred in defending any proceeding against a director or officer which is or may be subject to indemnification pursuant to this Article in advance of final disposition of such proceeding; provided, however, if the Delaware General Corporation Law so requires, that the payment of such expenses incurred by a director or officer shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this Article or otherwise. The Corporation may, in its sole discretion, advance expenses incurred by its employees or agents to the same extent as expenses may be advanced to its directors and officers hereunder.

         3. The rights conferred on any person by this Article shall be deemed contract rights and shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of this Certificate of Incorporation or the Corporation's Bylaws, agreement, or vote of stockholders or disinterested directors or otherwise.

         4. The Corporation may purchase and maintain insurance to protect itself and any other director, officer, employee or agent of the Corporation or any corporation, partnership, joint venture, trust or other enterprise against any liability, whether or not the Corporation would have the power to indemnify such person under the Delaware General Corporation Law.

         ELEVENTH:

         1. From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed in accordance with the laws of the State of Delaware at the time in force; provided, however, that the affirmative vote of the holders of at least a majority of the outstanding shares of the Corporation's capital stock entitled to vote thereon and a majority of the members of the Board of Directors then holding office is required to amend those provisions of this Certificate of Incorporation set forth in Articles Eighth, Ninth, Tenth, Eleventh or Twelfth.

         2. Except where a higher percentage affirmative vote is required by this Certificate of Incorporation or the Corporation's Bylaws, the Corporation's Bylaws may be amended, added to or repealed by an affirmative vote of at least a majority of either (i) the shares of the Corporation's capital stock entitled to vote thereon, or (ii) the Board of Directors.


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         TWELFTH: The President or a majority of the Board of Directors of the
Corporation may call special meetings of stockholders.

         THIRTEENTH: The vote of stockholders of the Corporation required to approve any Business Combination shall be as set forth in this Article Thirteenth. The term "Business Combination" as used in this Article Thirteenth shall mean any transaction that is referred to in any one or more clauses A - E of Section 1 of this Article; each other capitalized term used in this Article shall have the meaning ascribed to it in Section 3 of this Article.

         1. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in
Section 2 of this Article Thirteenth, the following Business Combinations shall not be consummated without the affirmative vote of the holders of at least 70 percent of the combined voting power of the then outstanding shares of stock of all classes and series of the Corporation entitled to vote generally in the election of directors ("Voting Stock"), in each case voting together as a single class (such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by this Certificate of Incorporation):

         A. any merger or consolidation of the Corporation or any subsidiary with (i) any Interested Stockholder or (ii) any other Corporation or entity (whether or not itself an Interested Stockholder) which is or after each merger or consolidation would be, an Affiliate of an Interested Stockholder; or

         B. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of assets of the Corporation or any Subsidiary having an aggregate fair market value of $10,000,000 or more; or

         C. the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series or transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate fair market value of $10,000,000 or more, other than the issuance of securities upon the conversion of convertible securities of the Corporation or any Subsidiary which were not acquired by such Interested Stockholder (or such Affiliate) from the Corporation or a Subsidiary; or

         D. the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or


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         E.       any reclassification of securities (including any reverse
                  stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which in any such case has the effect, directly or indirectly, of increasing the proportionate outstanding shares of any class or series of stock or securities convertible into stock of the Corporation or any Subsidiary which is directly or indirectly beneficially owned by any Interested Stockholder or any Affiliate of any Interested Stockholder.

         2. The provisions of Section 1 of this Article Thirteenth shall not be applicable to any Business Combination which shall have been approved by a majority of the Disinterested Directors, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation.

         3.       For purposes of this Article Thirteenth:

         A. A "person" shall mean any individual, firm, company or other entity.

         B. "Interested Stockholder" shall mean any person (other than the Corporation or any Subsidiary) who or which:

                  (i) is the beneficial owner, directly or indirectly, of more than 20 percent of the combined voting power of the then outstanding shares of Voting Stock; or

                  (ii) is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 20 percent or more of the combined voting power of the then outstanding shares of Voting Stock; or

                  (iii) is an assignee of or has otherwise succeeded to the beneficial ownership of any shares of Voting Stock that were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

         C.       A person shall be a "beneficial owner" of any Voting Stock:

                  (i) which such person or any of its Affiliates or Associates beneficially owns directly or indirectly; or


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

                  (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote or direct the vote pursuant to any agreement, arrangement or understanding; or

                  (iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, or disposing of any shares of Voting Stock.

         D. For the purposes of determining whether a person is an Interested Stockholder pursuant to Section 3.B of this Article Thirteenth, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of Section 3.C of this Article but shall not include any other shares of Voting Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

         E. "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended.

         F. "Subsidiary" means any company more than 50 percent of whose outstanding stock having ordinary voting power in the election of directors is owned, directly or indirectly, by the Corporation or by a Subsidiary or by the Corporation and one or more Subsidiaries; provided, however, that for the purposes of the definition of Interested Stockholder set forth in
                  Section 3.B of this Article Thirteenth, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

         G. "Disinterested Directors" means any member of the Board of Directors of the Corporation who is unaffiliated with, and not a nominee of, the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder, and any successor of a Disinterested Director who is unaffiliated with, and not a nominee of, the Interested Stockholder and who is recommended to succeed a Disinterested Director by a majority of Disinterested Directors then on the Board of Directors.


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

         4. A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article Thirteenth, including, without limitation,

         A.       whether a person is an Interested Stockholder,

         B. the number of shares of Voting Stock beneficially owned by any person,

         C. whether a person is an Affiliate or Associate of another person,

         D. whether the requirements of Section 2 of this Article Thirteenth have been met with respect to any Business Combination, and

         E. whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate fair market value of $10,000,000 or more. The good faith determination of a majority of the Disinterested Directors on such matters shall be conclusive and binding for all purposes of this Article Thirteenth.

         5. Nothing contained in this Article Thirteenth shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

         6. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least 70 percent of the voting power of the Voting Stock, voting together as a single class, shall be required to alter, amend, or repeal this Article Thirteenth or to adopt any provision inconsistent therewith.


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